Exhibit 10.2

AMENDED CONSULTING AGREEMENT

The Consulting Agreement (the “Agreement”) is between Tradewinds Universal, a Wyoming Corp. (the “Company”) and Andrew Read (the “Consultant”). effective as of December 28, 2023 (the “Effective Date”)

RECITALS:

WHEREAS, the Company desires that the Consultant become the Chairman and Chief Executive Officer of the Company.

WHEREAS, the Consultant desires to accept such role under the terms hereof.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1. Term of Employment. The period of employment of Consultant by the Company under the Agreement (the Employment Period) shall be deemed to have commenced on the Effective Date and shall terminate when the Board of Directors or shareholders vote to terminate.

2. Duties. During his employment by the Company, the Consultant shall perform such duties as are customary and typical by an officer of a publicly traded company and shall discharge such duties in a professional and diligent manner at all times, to the best of his abilities. Consultant’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. In keeping with these duties, Consultant shall make full disclosure to the Board of Directors of all business opportunities pertaining to the business of the Company or its Affiliates and should not appropriate for Consultant’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company and its Affiliates.

3. Compensation. The Company shall pay Andrew Read $220,000 in the form of 22,000,000 shares of stock valued at $.01 per share for services rendered. In addition an annual salary of $48,000 shall commence on January 1, 2024. In addition, applicable bonuses may be awarded by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the discretion of the Board. Additionally, the Company and Consultant agree that should the Company elect to cease payments of stated salary to Consultant for any reason, said salary shall not accrue at the time of cessation unless the Company approves the accrual of salary or approves the salary being reinstated. Regardless, salary and stock issuance shall be due upon the terms of the execution of this agreement.

4. Reimbursement For Expenses. The Company shall reimburse the Consultant within 30 days of the submission of appropriate documentation, and in no event later than the last day of the calendar year following the year in which an expense was incurred, for all reasonable and approved travel and entertainment expenses and other disbursements incurred by him for or on behalf of the Company in the course and scope of his employment under the Agreement.

5. Termination of Agreement.

(a) Death. The Agreement shall automatically terminate upon the death of Consultant.

(b) Disability. If, as a result of Consultant’s incapacity due to physical or mental illness, Consultant shall have been substantially unable, either with or without reasonable accommodation, to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Consultant shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Consultant’s employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of the Agreement. Any dispute between the Consultant and the Company regarding whether Consultant has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Consultant and the Company. If the Consultant and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Consultant shall be final and conclusive for all purposes of the Agreement. Consultant acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded the Consultant as having a Disability.

(c) Termination By Company For Cause. The Company may terminate the Agreement upon written notice to Consultant at any time for “Cause” in accordance with the procedures provided below;

(d) For purposes of the Agreement, “Cause” shall mean:

(i) the material breach of any provision of the Agreement by Consultant which has not been cured within five business (5) days after the Company provides notice of the breach to Consultant; provided, however, if the act or omission that is the subject of such notice is substantially similar to an act or omission with respect to which Consultant has previously received notice and an opportunity to cure, then no additional notice is required and the Agreement may be terminated immediately upon the Company’s election and written notice to Consultant);

(ii) the entry of a plea of guilty or judgment entered after trial finding Consultant guilty of a crime punishable by imprisonment in excess of one year involving moral turpitude (meaning a crime that includes the commission of an act of gross dishonesty or bad morals);

(iii) willfully engaging by Consultant in conduct that the Consultant knows or reasonably should know is detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and Affiliates, monetarily or otherwise;

(iv) without limiting the generality of Section 6(d)(i), the breach or threatened breach of any of the provisions of Sections 8, 9 or 10; or

(v) a ruling in any state or federal court or by an arbitration panel that the Consultant has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding which would in any way limit, as determined by the Board of Directors of the Company, the Consultant’s ability to perform under the Agreement now or in the future.

(e) Termination By Company Without Cause. The Company, by a vote of a majority of the Board of Directors, may terminate the Agreement at any time, and for any reason, by providing at least 90 days written notice to Consultant.

(f) Termination By Consultant With Good Reason. Consultant may terminate his employment with good reason anytime after Consultant has actual knowledge of the occurrence, without the written consent of Consultant, of one of the following events (each event being referred to herein as “Good Reason”):

 (i) Any change in the duties or responsibilities (including reporting responsibilities) of Consultant that is inconsistent in any adverse respect with Consultant’s position(s), duties, responsibilities or status with the Company immediately prior to such change (including any diminution of such duties or responsibilities) or (B) an adverse change in Consultant’s titles or offices (including, membership on the Board of Directors) with the Company;

(ii) a reduction in Consultant’s Base Salary or Bonus opportunity;

(iii) the relocation of the Company’s principal executive offices out of Wyoming;

(iv) the failure of the Company to continue in effect any material Consultant benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Consultant is participating immediately prior to the date of the Agreement or the taking of any action by the Company which would adversely affect Consultant’s participation in or reduce Consultant’s benefits under any such plan, unless Consultant is permitted to participate in other plans providing Consultant with substantially equivalent benefits;

(v) any refusal by the Company to continue to permit Consultant to engage in activities not directly related to the business of the Company which Consultant was permitted to engage in prior to the date of the Agreement;

(vi) the Company’s failure to provide in all material respects the indemnification set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between Consultant and Company;

(vii) the failure of the Company to obtain the assumption agreement from any successor giving rise to a Change of Control as contemplated in Section 10;

(viii) any other breach of a material provision of the Agreement by the Company.

6, For purposes of clauses (iii) through (vi) and (ix) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Consultant shall not constitute Good Reason. Consultant’s right to terminate employment with Good Reason shall not be affected by Consultant’s incapacity due to mental or physical illness and Consultant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting cause.

7. Effect of Termination. Upon the termination of the Agreement, no rights of Consultant which shall have accrued prior to the date of such termination, including the right to receive any bonus Fully-Earned through the date of such termination, shall be affected in any way.

(a) Upon Death of Consultant. During the Term, if Consultant’s employment is terminated due to his death, Consultant’s estate shall be entitled to receive the Base Salary set forth in Section 3 accrued through the date of death and any bonus Fully-Earned (as herein defined) through the date of such termination; provided, however, Consultant’s estate shall not be entitled to any other benefits (except as provided by law or separate agreement). “Fully-Earned” shall mean that for purposes of determining whether the Consultant shall be entitled to a bonus, that such Consultant shall be treated as if he had been employed through the last date of the regular period for determining whether or not a bonus is payable in the standard manner that all such Consultants are evaluated even though Consultant is no longer employed by the Company, and him eligibility for an incentive bonus, if any, shall be determined accordingly. Further, a surviving spouse of Consultant shall be eligible for continuation of family benefits pursuant to Section 3(c) subject to compliance with Plan provisions at the full premium rate (Company plus Consultant portion) for a one year period after the date of termination.

(b) For Disability; By Company Without Cause; By Consultant with Good Reason.

If the Agreement is terminated under Section 6 (b), (e) or (f):

(i) Consultant shall be entitled to receive his Base Salary set forth in Section 3 accrued through the date of such termination and any bonus Fully-Earned through the date of such termination, and shall receive a severance equal to 12 months salary, paid out in 12 equal monthly installments; and

(ii) Except as provided for in the Section 7(b), Consultant shall not have any rights which have not previously accrued upon termination of the Agreement.

(c) By Company With Cause. In the event of termination of Consultant’s employment Section 6(c) Consultant shall be entitled to receive the Base Salary and benefits set forth in Section 3 accrued through the date of termination, and he shall not be entitled to any other benefits (except as required by law).

8. Confidential Information.

(a) The Company shall disclose to consultant, or place Consultant in a position to have access to or develop, trade secrets or confidential information of Company or its Affiliates; and/or shall entrust Consultant with business opportunities of Company or its Subsidiaries; and/or shall place Consultant in a position to develop business good will on behalf of Company or its Subsidiaries.

(b) The Consultant acknowledges that in his employment hereunder he occupies a position of trust and confidence and agrees that he will treat as confidential and will not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for her own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Subsidiaries, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the company, or information which is disclosed to the Consultant or in any way acquired by him during the term of the Agreement, or any information concerning the present or future business, processes, or methods of operation of the Company or its Subsidiaries, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Consultant hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public.

9. Successors and Assigns. The Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer the Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Consultant and the Company.

10. Notices. Any notice required or permitted to be given to the Consultant pursuant to the Agreement shall be sufficiently given if sent to the Consultant by registered or certified mail addressed to the Consultant, and any notice required or permitted to be given to the Company pursuant to the Agreement shall be sufficiently given if sent to the Company by registered or certified mail.

11. Invalid Provisions. The invalidity or unenforceability of a particular provision of the Agreement shall not affect the enforceability of any other provisions hereof and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12. Amendments To The Agreement. The Agreement may only be amended in writing by an agreement executed by both parties hereto.

13. Entire Agreement. The Agreement contains the entire agreement of the parties hereto and supersedes any and all prior agreements, oral or written, and negotiations between said parties regarding the subject matter contained herein.

14. Applicable Law and Venue. The Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Wyoming.

15. No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of the Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Severability. If a Court of competent jurisdiction determines that any provision of the Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or unenforceability of any other provision of the Agreement, and all other provisions shall remain in full force and effect.

17. Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

18. Withholding of Taxes and Other Consultant Deductions. The Company may withhold from any benefits and payments made pursuant to the Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.

19. Indemnification. The Company shall indemnify Consultant from any claims, demands or liabilities of any kind or nature arising out of his employment with the Company, that are not the result of his own actions, or actions within his control.

20. Gender Correction and Neutrality. This Agreement may contain one or more references to he or she, or his or her. It is stipulated and agreed that Consultant is a male, and all such references, to the extent they are inconsistent with this, shall be deemed to be corrected

In witness whereof, the parties hereto have executed the Agreement as of the day and year above written.

Tradewinds Universal:

\s\ Andrew Read

Name: Andrew Read

Title: President

Consultant:

\s\ Andrew Read

Name: Andrew Read